Exhibit 10.9

Joint-Stock Construct Rare Plant Northeast Yew

Contract

Party A: Wuchang City Forestry Bureau

Party B: Harbin Yew Science and Technology Development Co., Ltd.

In order to effectively cultivate and protect precious and rare plant Northeast yew resource and inspire enthusiasm of reforestation, cultivation and protection of the trees of all the society departments. Enhance pace development of forest industry and enhance the valuation and appreciation forest resources .Therefore, this contract was signed by us.

I The Rights and Obligation of Both Parties

Party A:

1.	the Area and Place of Shareholding Forestation

Party A 1,000,000 Mu forest land access, which locates in Wuchang City Forestry Bureau, as share for investment. (We make sure it according to forest business plan).

2.	Party B’s business activities are subject to the supervision and administration of Party A.

3.	In order to guarantee the amount of nursery stock, Party A provides 1400mu nursery garden as land for breeding of seedlings for Party B without being paid, with Baoshan tree farm 400Mu, Pingfangdian tree farm 1000Mu.

4.	Party A is responsible for providing operational guidance and technical service of the forest operation during the process of reforestation.

5.	To give full play to the economic value of yew medicinal tree, Party A has agreed Party B to clear up and foster the forest land for better cultivation of the yew forest.

6.	Due to the need of cultivating yew, Party B should tending and intermediate cutting the original forest land in accordance with the rules and regulations. In order to protect yew from destroying. Party B is responsible for organizing production and Party A takes possession of the economic benefit. Cost of production is paid by Party A in accordance with rules and regulations.

7.	Party A has agreed Party B to develop other types of plant, cultivation and other activities in Joint-stock reproducing area. Both parties carry out three-dimensional development in the form of fruit industry and medicinal materials. Benefit is divided into 2:8 between Party A and Party B, with Party A20% and Party B80%.

Party B:

1.	Party B must perform under “Forest Law” and “Enforcement Regulations of Forest Law”.

2.	Party B has planned to plant 1,000,000 Mu rare plant northeast yew during the course of operating management from 2004 to 2034. Party A provides proper forest land for yew growth. Party B is responsible for the reforestation; otherwise, the breaching party makes the compensation with 200 yuan per Mu.

3.	The cultivation of yew nursery stock fee and the management fees of officinal tree are borne by Party B.

4.	Party B should enhance monitoring of pest, disease and rat disaster. Once you find the disease, you should immediately report to the Competent Department of Forestry. We must prevent and control pest, disease and rat disaster under the guidance of the Competent Department of Forestry, and the expenses of prevention and control is borne by Party B.

5.	Party B will not engage in the unauthorized changes and the utilization of woodland without Party A’s approval. Illegal occupation of land is not allowable. If Party B needs to take possession of the woodland because of constructing facilities used as forestry production, Party B must get the approval from the Competent Forestry Authorities above the country level. Otherwise, Violations should be prosecuted according to law.

6.	The ownership of yew trees constructed by Party B will be allocated according to allotment with the ratio of Party B 80% and Party A20%, respectively. The operating and use of wood right can be assigned or inherited in accordance with the law, which Party B should get the approval of Party A.

The Obligations and Duties of Both Parties

Both parties have the responsibilities to the management and protection of the yew tree, jointly establish the organizations of firing prevention in the forest, enhance the management of the protecting of forest and fire prevention, avoid the accident of forest fire, if accidental fire occurs, Party B must report to Party A timely. Both parties should jointly organize fire fighting and rescue work. The expenses arise from fire fighting and rescue works are carried out in accordance relevant regulations under the Regulations on Administration of Forest Fire Prevention.

Article 2 Economic returns arise from yew medicinal trees, by mutual consultation, be distributed on the principle of market price and total value of output, with Party A 20% and Party B 80%.

Article 3 To defend legal rights and interests of who engages in afforestation and protect the interest of who engages in afforestation, they get the Forest Right Certificate issued by the municipal government. Forest land ownership certificate should be registered with the share of landowners.

Article 4 Both parties promised to adhere to the contract to be signed. In the event either Party breaches this Agreement rendering this agreement impossible to perform, in whole or in part, said Party shall bear the liability and compensate the other Party for all damages incurred thereof ; in the event that both parties breach this agreement, each party shall bear its respective liability based on the actual circumstances.

Article 5 Both Party A and Party B may not arbitrarily cancel the contract. The contract will not be changed because of the changes of the representative. And in the process of performing the contract, for issues not stipulated in this contract, both parties shall resolve through friendly consultation, making the supplementary regulations, the supplementary regulations have the same legal validity.

Party A: Wuchang City Forest Bureau

Principal: Hongyi Li

Attorney: Jianghua Zhang

Party B: Harbin Yew Science and Technology Development Limited Liability Company /s/ Zhiguo Wang

Rep: Zhiguo Wang

March 21, 2004